                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

             Calculation of Primary Earnings Per Common Share and
              Fully Diluted Earnings Per Common Share (unaudited)
                       (in thousands, except per share)



                                         Three Months Ended
                                         ------------------
                                              March 31,
                                         ------------------
                                            1996     1995
                                         --------  --------
Primary earnings per common share:
 Net Income                              $ 83,649  $131,225
 Dividends on Preference Shares               ---     6,938
                                         --------  --------

 Net Income Applicable to Common Stock   $ 83,649  $124,287
                                         ========  ========

 Average number of common shares
  outstanding                              95,505    93,385
                                         ========  ========

 Per share                                   $.88     $1.33
                                         ========  ========

Fully diluted earnings per common
 share:
  Net Income Applicable to Common Stock  $ 83,649  $124,287

  Add income effect, assuming conversion
   of dilutive convertible securities         ---     8,522
                                         --------  --------

  Net income on a fully diluted basis    $ 83,649  $132,809
                                         ========  ========


  Average number of common shares
   outstanding                             95,505    93,385

  Add common share effect, assuming
   conversion of dilutive convertible
   securities                                 ---    12,211
                                         --------  --------
  Average number of common shares
   outstanding on a fully diluted basis    95,505   105,596
                                         ========  ========

  Per share                              $    .88  $   1.26
                                         ========  ========


NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.